Exhibit 99.6

Q & A PROJECT BLUE

1.                        Why is BBBY acquiring CPWM?

Bed Bath & Beyond is adding a team of dedicated, talented and highly respected people, and an organization with unique and attractive merchandising and sourcing capabilities.

2.                        What will be the structure of the merged company?

Upon the completion of the merger CPWM will become a wholly owned subsidiary of BBBY.

3.                        What is the cost of the deal?

$22 per share

4.                        When will the deal close?

The acquisition is expected to close during Bed Bath & Beyond’s fiscal second quarter which ends August 25, 2012.

5.                        Will the transaction be accretive to earnings?

The acquisition is expected to be slightly accretive to Bed Bath & Beyond’s net earnings per diluted share for fiscal 2012, after transaction and integration costs. Bed Bath & Beyond continues to model a high single digit to a low double digit percentage increase in net earnings per diluted share in fiscal 2012.

6.                        Will CPWM management and key employees be staying on and if so for how long?

We expect to retain all CPWM employees.

7.                        How many locations does CPWM operate? Where?

As of April 10, 2012 CPWM operated 259 stores in 30 states.

8.                        What is CPWM’s net sales?

For the year ended January 28, 2012 CPWM had net sales of approximately $964 million.

9.                        What is CPWM’s net income?

For the year ended January 28, 2012 CPWM earned approximately $16.5 million.

10.                 How will this transaction affect the current stock buyback plan?

Bed Bath & Beyond continues to model completion of its current share repurchase authorization by the end of fiscal 2012.